UTC North American Fund
Change in Independent Registered Public Accounting Firm

On March 12, 2012, the Audit Committee of the Board of Directors of the UTC North American Fund, Inc. (the “Company”) dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The reports of PricewaterhouseCoopers LLP on the financial statements of the UTC North American Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through March 12, 2012, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.  During the two most recent fiscal years and through March 12, 2012, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

On March 12, 2012, the Audit Committee engaged Cohen Fund Audit Services, Ltd. to serve as the independent registered public accounting firm to audit the financial statements of the UTC North American Fund for the fiscal year ending December 31, 2012.

During the two most recent fiscal years and through March 12, 2012, neither the Company nor anyone on its behalf consulted Cohen Fund Audit Services, Ltd. on items which (1) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the UTC North American Fund’s financial statements or (2) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Exhibit to Accompany
Item 77K
Form N-SAR
UTC North American Fund

February 28, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: UTC North American Fund
File No. 811-06194

Commissioners:

We have read the statements made by UTC North American Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K for Form N-SAR as part of the Form N-SAR UTC North American Fund of dated February 28, 2013. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI